Exhibit 99.1

Wednesday, February 27, 2008, 1:30 PM EST

Advance Display Technologies, Inc. Announces New Financing For Manufacturing of SkyNet™

•	Up to $4 Million New Equity Investment.
•	Manufacturing Operations to Commence in Temecula, California.
•	Two Sales Executives hired to Support SkyNetTM.

DENVER-Advance Display Technologies, Inc. (OTCBB:  ADTI-News) announced today the company had raised $4.0 Million of equity financing in a preferred stock offering to ADTI’s majority shareholder, Mr. Lawrence F. DeGeorge. $3.0 Million of the preferred equity investment has been invested in the company with the additional $1 Million remaining as a preferred equity option, which may be exercised at the Company’s discretion.  The $4.0 million will finance manufacturing and sales operations for ADTI’s SkyNetTM as the company transitions from a start-up research and development company to an operational company.

Matthew W. Shankle, ADTI’s President and CEO commented, “ADTI has achieved a milestone in its history. Today we moved from a development company to a manufacturing company. In order to finance this transition, it was essential that the company secure the necessary capital. Today’s announcement of the $4.0 million capital raise coincides with the company’s announcements of its new SkyNetTM product introduction and the manufacturing and sales support for SkyNetTM. We are pleased to have secured this essential financial support for the company. This new equity infusion will assure ADTI’s customers that we have the financial strength to support the manufacturing and sales operations to deliver this revolutionary product to customers on a timely basis.”

Under the terms of the financing, in exchange for the initial investment of $3.0 million in ADTI, the Company will issue 27,273 Shares of Series G Preferred Equity to Mr. DeGeorge priced at $110 per share.  The $1.0 million option, if exercised, would require the company to issue an additional 9,091 Shares of Series G Preferred Equity.  Since November 2006, more than $8 million in private equity financing has been invested in ADTI.

A significant part of this new funding will be used by ADTI with the commencement of manufacturing operations for SkyNetTM in Temecula, California. Temecula is centrally located between Riverside and San Diego counties.  ADTI  will be leasing  a 20,000 square foot production facility there. The facility’s main operations will be product assembly, testing, and live customer demonstrations.

James P. Martindale, ADTI’s Executive Vice President of Manufacturing and Chief Operations Officer stated, “Temecula is an ideal site for ADTI’s production operations. We required substantial space for assembly, testing, and demonstration of our large SkyNetTM displays. Our new facility will provide us with ample manufacturing floor space for production, and has clear, unobstructed, outdoor lines of sight for viewing and demonstrating these large displays. In addition, Temecula has both a skilled, local labor force and proximity to ADTI's contract engineering and component supply and tooling houses.”

Mr. Martindale added, “ADTI has created a streamlined supply chain, comprised of a small set of key contract manufacturers and suppliers all located within a 50 mile radius of Temecula. We can produce approximately 90% of SkyNetTM’s components within this 50 mile radius. For example, we now have two contract manufacturers with automated assembly lines using our own tooling supplying us with turn-key sub-assemblies. Locally outsourcing these critical manufacturing processes with multiple suppliers is a key factor in guaranteeing that ADTI has the high volume capacity to support the anticipated demand for the SkyNetTM digital display product. ADTI has a highly robust, scalable, low-cost supply chain that will be easy to manage, minimizes work-in-process and will  ensure that ADTI can promptly respond to the demands for SkyNetTM from our customers.”  Mr. Shankle added, “I am also happy to announce we have hired two highly experienced, outdoor-display veterans who will lead the Company’s initial sales efforts in support of SkyNetTM. Their vast industry experience and extensive customer relationships make them valuable additions to our growing sales team.”

Exhibit 99.1

Mark W. Kersting, based in Denver, Colorado, has 21 years of sales experience in the signage and digital display industry, primarily representing products manufactured by Young Electric Sign Company (YESCO). Mr. Kersting has well established relationships with sports marketing and entertainment consultants and architects integral to the design and development of multiuse professional sports and entertainment facilities.

Jeffrey M. Berman is a 10 year veteran of Clear Channel Outdoor Media. He has recently joined the Company to lead development of the outdoor markets in the New York Metropolitan Area, including but not limited to Times Square in New York City, the digital display showcase to the world.

Advance Display Technologies, Inc (ADTI) is engaged in the business of developing, manufacturing, and selling proprietary outdoor digital display products for the outdoor advertising, entertainment, sporting venue, and architectural lighting markets. Originally formed to develop and manufacture fiber optic display screen systems, since December 2004 ADTI has focused its efforts on the development of  proprietary Light Emitting Diode (LED) display screen systems. ADTI is headquartered in Centennial, Colorado with additional Company operations in New York City, New Jersey, North Carolina and Southern California.

For more information regarding ADTI and the SkyNet™ product see the Company’s web site at http://www.adtimedia.com  or email info@adtimedia.com

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the anticipated potential of SkyNet™ or its uses are “forward-looking statements” that should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the company’s Form 10-K for the year ended June 30, 2007 which has been filed with the U.S. Securities and Exchange Commission and may be accessed at www.sec.gov.

Contact:
Advance Display Technologies, Inc.
Tudi Grierson, 1-303-267-0111